Exhibit 99.1

Tuesday January 22, 8:01 am Eastern Time

Press Release

SOURCE: Sunrise Assisted Living, Inc.

Sunrise Announces $100 Million Offering of Convertible
Subordinated Notes

MCLEAN, Va., Jan. 22 /PRNewswire-FirstCall/ — Sunrise Assisted Living, Inc. (NYSE: SRZ — news) announced today its intention, subject to market and other conditions, to offer in a private placement approximately $100 million in Convertible Subordinated Notes due February 1, 2009. The Notes will be convertible into shares of Sunrise’s common stock. Sunrise has granted the initial purchasers of the Notes an option to purchase up to an additional $25 million principal amount of Notes, exercisable within 30 days of the initial offering. The offering is being made only to qualified institutional buyers in accordance with Rule 144A of the Securities Act of 1933. Neither the Notes nor the common stock issuable upon conversion of the Notes have been registered under the Securities Act of 1933, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of the Notes may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. Certain matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be realized. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SOURCE: Sunrise Assisted Living, Inc.